INDEPENDENT AUDITORS' CONSENT


The Board of Trustees
Oppenheimer Multi-State Municipal Trust

We consent to the use of our reports dated August 20,1999 on the Oppenheimer New Jersey Municipal Fund, Oppenheimer Florida Municipal Fund and Oppenheimer Pennsylvania Municipal Fund (collectively the Oppenheimer Multi-State Municipal Trust) included in the Statements of Additional Information, which are part of such Registration Statement, and to the references to our firm under the headings "Financial Highlights" appearing in the Prospectuses, which are also part of such Registration Statement, and "Independent Auditors" appearing in the Statements of Additional Information.



/s/ KPMG LLP
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KPMG LLP


Denver, Colorado
November 23, 1999